Exhibit 99.1

NovaBay Pharmaceuticals Announces Agreement to Sell its DERMAdoctor Skincare Business Segment; Announces Preliminary Financial Results for Fourth Quarter and Year Ended December 31, 2023

DERMAdoctor sale reduces operating expenses and bolsters cash

EMERYVILLE, Calif. (March 14, 2024) – NovaBay® Pharmaceuticals, Inc. (NYSE American: NBY), a company developing and commercializing high-quality eyecare and wound care products, announces that the Company has entered into an agreement to sell its DERMAdoctor® skincare business including all product inventory for approximately $1.0 million in cash. NovaBay expects to close the transaction before the end of the first quarter of 2024 and provide certain transitional services for the next 90 days.

“This sale will reduce our quarterly operating expenses and provide us with much-needed cash during this challenging capital market environment. It also streamlines our business by placing us in a better position to pursue new strategic opportunities that have greater potential for growth,” said Justin Hall, CEO of NovaBay.

“We expanded our product lineup in the direct-to-consumer market during the height of COVID-19 with the expectation that growth in eCommerce sales would continue post-pandemic,” he added. “Unfortunately, our projections for DERMAdoctor sales and profitability were not realized. This divestiture aligns with our strategy of executing on more promising transactions that involve our core Avenova® business such as our recently announced co-promotion partnership with Eyenovia.”

On March 13, 2024, NovaBay announced an agreement to market Eyenovia’s recently FDA-approved clobetasol propionate ophthalmic suspension 0.05%, a steroid indicated for the treatment of inflammation and pain following ocular surgery, through its U.S. physician-dispensed channel and for Eyenovia to market NovaBay’s prescription Avenova Antimicrobial Lid & Lash Solution through its sales representatives strategically located across the U.S.

Included within the upcoming Company Annual Report on Form 10-K for the year ended December 31, 2023, NovaBay expects to report net sales for the fourth quarter of 2023 of $3.7 million, consisting of $0.9 million from its DERMAdoctor skincare segment and $2.8 million from its eyecare and wound care segment. Operating loss for the fourth quarter of 2023 is expected to be approximately $3.2 million, due primarily to the $2.7 million loss in the DERMAdoctor skincare segment. The DERMAdoctor skincare segment loss includes a $2.5 million non-cash impairment of goodwill and indefinite lived and long-lived assets related to the business segment. Cash used in operating activities for the consolidated company for the fourth quarter of 2023 was $0.3 million.

Also, included within the upcoming Company Annual Report on Form 10-K for the year ended December 31, 2023, NovaBay expects to report net sales for the 2023 fiscal year of $14.7 million, consisting of $3.6 million from its DERMAdoctor skincare segment and $11.1 million from its eyecare and wound care segment. Operating loss for the 2023 fiscal year is expected to be approximately $7.4 million, which includes a $3.8 million loss in the DERMAdoctor skincare segment. The DERMAdoctor skincare segment loss includes a $2.5 million non-cash impairment of goodwill and indefinite lived and long-lived assets related to the business segment.

NovaBay’s cash as of December 31, 2023 was $3.1 million. NovaBay had $1.1 million in outstanding convertible notes, net as of December 31, 2023. As of March 12, 2024, there were 30,098,150 shares of NovaBay’s common stock outstanding.

The Company plans to report 2023 fourth quarter and full year financial results and to hold an investment community conference call in the coming weeks. Details regarding this call will be made available.

About Avenova

NovaBay’s leading product Avenova® Antimicrobial Lid & Lash Solution is often prescribed by eyecare professionals for blepharitis and dry-eye disease and is available directly to consumers through online distribution channels such as Amazon.com. It is clinically proven to kill a broad spectrum of bacteria to help relieve the symptoms of bacterial dry eye, yet is non-irritating and completely safe for regular use. NovaBay offers a full portfolio of scientifically developed products for each step of the standard dry eye treatment regimen, including the Avenova Eye Health Support antioxidant-rich oral supplement, Avenova Lubricating Eye Drops for instant relief, Avenova Warm Eye Compress to soothe the eyes and the i-Chek by Avenova to monitor physical eyelid health. The Avenova Allograft, an amniotic tissue prescription-only product, is available through eyecare professionals in the United States.

About NovaBay Pharmaceuticals, Inc.:

NovaBay Pharmaceuticals, Inc. develops and sells scientifically created and clinically proven eyecare and wound care products. Manufactured in the U.S., Avenova Antimicrobial Lid & Lash Solution is formulated with NovaBay's patented, proprietary, stable and pure form of hypochlorous acid. NovaBay also manufactures and sells effective, yet gentle and non-irritating wound care products. The PhaseOne® brand is distributed through commercial partners in the U.S. for professional use only, and the NeutroPhase® brand is distributed in China by China Pioneer Pharma Holdings, Limited. More information about NovaBay is available here.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release may be forward looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current expectations, assumptions, estimates, projections and beliefs and include, but are not limited to, statements regarding our potential sale of DERMAdoctor, current revenue sources, and expected future revenue, as well as generally the Company’s expected future financial results. These statements involve risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to the size of the potential market for our products, the possibility that the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, and the possibility that the Company’s revenues will not be sufficient to meet the Company’s cash needs, the potential inability of the Company to successfully complete its financing initiatives (including any related stockholder or regulatory approvals) or continue operating as a going concern, the Company’s potential inability to close the sale of DERMAdoctor within our expected timeframe, if at all, and the Company’s inability to maintain the listing of its common stock on the NYSE American. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay’s latest Annual and Quarterly Reports on Form 10-K and Form 10-Q. The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

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Avenova Purchasing Information

For NovaBay Avenova purchasing information:

Please call 800-890-0329 or email sales@avenova.com

Avenova.com

NovaBay Contact

Justin Hall

Chief Executive Officer and General Counsel

510-899-8800

jhall@novabay.com

Investor Contact

LHA Investor Relations

Jody Cain

310-691-7100
jcain@lhai.com

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